MEMBERSHIP AGREEMENT

THIS AGREEMENT is made and entered into this 16th day of May, 200., (Effective Date) by and between the American Advantage Association (hereinafter referred to as "AAA"), a Missouri based corporation with its principal offices at 404 Harvey Street, Winston Salem, NC 27103 and National Health Partners (hereinafter referred to as "CUSTOMER."), a corporation formed in the State of Indiana with its principal offices at 120 Gibralter Road, Suite 107, Horsham, PA 19044.

SECTION 1 AGREEMENT: CUSTOMER requests AAA to provide the Membership Program(s) to designated Members of CUSTOMER's programs as defined in the Plan Profiles, hereto attached as Exhibits to this Agreement, providing the services described therein, the SERVICES, as same may be provided by the respective providers, in accordance with their professional standards and the provisions of the respective services, as same may be announced from time to time. CUSTOMER shall be free to implement additional programs with various product and service offerings of AAA, which shall be reflected in supplemental program profiles and shall automatically be deemed attached to and incorporated into this Agreement.

SECTION 2 – PAYMENT TERMS: CUSTOMER agrees that AAA will be paid the Membership Fees as set forth in the Plan Profile(s), hereto attached. Such payment will be paid by CUSTOMER to AAA, or AAA's designated administrator within twenty (20) calendar days from the last date of the calendar month for which services were provided by AAA to CUSTOMER and the Members of CUSTOMER.

SECTION 3 - RELATIONSHIP: OF THE PARTIES: The relationship of AAA (and its employees, agents, and independent contractors) to CUSTOMER is that of independent contractor. Nothing contained herein shall create an employer/employee, principal/agent or partnership relationship between the parties or between AAA and the employees, agents and independent contractors of CUSTOMER. AAA (and the shareholders, directors, officers, employees, agents, independent contractors, consultants, and representatives of AAA) shall have no liability or responsibility for the acts or omissions of healthcare providers or of CUSTOMER or any employee, agent, or independent contractor of same of services. Likewise, CUSTOMER (and the shareholders, directors, officers, employees, agents, independent contractors, consultants and representatives of CUSTOMER) shall have no liability or responsibility for acts of healthcare providers or of AAA or any employee, agent, or independent contractor of same. Nothing contained herein shall interfere with the professional relationship between a healthcare provider and a Member.

SECTION 4 - OBLIGATIONS OF AAA: As requested by CUSTOMER, in accordance with the Plan Profile(s) hereto attached as Exhibits to this Agreement, and upon payment of any applicable fees therefore, AAA shall:

(a) Provide the CUSTOMER with Program materials necessary to fulfill their obligations under this Agreement; and

(b) Provide CUSTOMER and it's Members with the Membership benefits outlined in Plan Profile(s) hereto attached as Exhibits to this Agreement

(b) Complete and process all eligibility files it receives from CUSTOMER and perform all administrative services specifically enumerated in the Plan Profile(s) attached as Exhibits to this Agreement for the CUSTOMER'S Members;and

(c) Provide such other services itself or through contractual agreements with its agents, or business partners, as may be specifically enumerated in the Plan Profile(s) attached as Exhibits to this Agreement,

(d) Remain compliant with and adhere to all federal, state, and local laws governing its services; and

(e) Provide updated provider information to CUSTOMER, its clients, and its Members from time to time, and as mutually agreed upon.

(f) Maintain the right to use its products, networks, and adjudication processes, free and clear of any claims that would impede its performance under the terms of this Agreement.

(g) Provide CUSTOMER with monthly invoice for the Membership Programs and Services it provided the previous calendar month to CUSTOMER,.

SECTION 5 - OBLIGATIONS OF CUSTOMER: As applicable for the requested service, CUSTOMER shall:

(a) Electronically report all Reciprocal Members in a format agreed to between the parties on a monthly basis or more frequently as agreed to from time to time.

(b) Capture Membership enrollment information from Members and Supply AAA with Program Membership enrollment files and accurate and up-to-date month end active Membership files via electronic media on a mutually agreed schedule basis. Use group numbers and member eligibility file formats as directed and approved by AAA

(c) Provide Members with Membership materials and or insurance certificates associated with the Association Membership benefits provided.

(d) Pay Membership Fees and or insurance premiums as outlined in the Plan Profile(s) attached as Exhibits to this Agreement and invoiced on a monthly basis or as agreed to from time to time.

(e) Submit to AAA and receive AAA's written prior approval before producing and or distributing any marketing materials, lead generation materials, fulfillment materials, or any other information to be used in soliciting & enrolling new clients or servicing existing clients of the AAA Program(s).

(f) Provide primary customer service to Members including but not limited to providing Members with insurance claim forms upon request. Claim forms may not be included in fulfillment materials.

(g) Enroll its Members in AAA'S Program(s) for present or future dates and will not retroactively enroll its Members in the AAA Program(s).

(h) Comply with policies and procedures required by insurance companies and Membership benefit providers that provide benefits to Members as communicated from time to time by AAA, the insurance company, the insurance companies appointed administrator or other Membership benefit providers. In the event the insurance company underwriting the group insurance benefits terminates the group insurance policy issued to AAA under the terms of the policy, AAA will make every effort to replace the coverage through another insurance company. In the event AAA is unable to replace the coverage with another insurance company, the benefit will no longer be available as of the date of the policy termination. In the event a Membership benefit provider terminates the benefits issued to AAA, AAA will make every effort to replace the benefit through another Membership benefit provider. In the event AAA is unable to replace the benefit with another Membership benefit provider, the benefit will no longer be available as of the date of the termination.

SECTION 6 - HIPAA COMPLIANCE: AAA AND CUSTOMER and each of their employees, agents and independent contractors shall each maintain the confidentiality and security of the patient records each party possesses, and shall remain fully compliant with the privacy and security requirements mandated by the Federal Health Insurance Portability and Accountability Act, commonly known as "HIPAA".

SECTION 7 – NON-CIRCUMVENTION: Neither party shall circumvent the other party in any way, including but not limited to, entering into discussions, negotiations or agreements that would by-pass payment to the other party in delivering the Programs outlined in exhibits to this agreement to its clients, groups, or Members. The parties agree that all amounts received by AAA from CUSTOMER in connection with its AAA Programs, shall be the payment obligation set forth in Section 2 above, and CUSTOMER agrees not to circumvent, avoid, bypass, delay, or obviate the payment obligation to AAA created hereby, directly or indirectly in any way during the term of this Agreement. CUSTOMER agrees that it shall not reduce the payment obligation due hereunder.

SECTION 8 - INSURANCE: Each party shall maintain adequate liability insurance coverage on itself and on its employees, agents, and consultants. AAA and CUSTOMER hereby waive any rights each may have against the other or each other's agents or consultants, on account of any loss or damage occasioned to such party

from any risk generally covered by general business liability insurance; and the parties each, on behalf of their respective insurance companies that insure the parties against such loss, waive any right of subrogation that might arise against such party, if such waiver of subrogation is available.

SECTION 9 - TERM AND TERMINATION: This Agreement shall commence on the EFFECTIVE DATE as written above and shall continue in effect for a period of One (1) year unless earlier terminated in accordance with the provisions set forth below in this Section 9. This Agreement shall automatically renew for successive one (1) year periods unless either party provides the other with one hundred twenty (120) days written notice of its intent to terminate this Agreement. This Agreement shall also terminate upon:

(a) The loss of any party's legal authority to perform its obligations under this Agreement; or

(b) This Agreement may term immediately upon the filing by or against the other party, of any action under the Federal Bankruptcy Act, or any other law or act regarding insolvency, reorganization, or extension for the relief of debtors, including the assignment of assets for the benefit of creditors, and the appointment of receiver or trustee for transfer or sale of a material portion of the other party's assets.

(c) The cancellation of the Group Insurance Policy Issued to American Advantage Association unless another acceptable policy can be issued through another acceptable insurance company to replace this coverage.

The termination of this Agreement shall not cause the termination of any obligation which by its nature is a continuing obligation. Following any notice of termination, AAA shall be entitled to payment pursuant hereto through the date of termination.

SECTION 10 – INDEMNIFICATION: Both parties agree to indemnify and hold the other party, and the other party's officers, directors, partners, employees, contractors, consultants, agents, investors, and share holders harmless from and against any loss, expense, liability or damage, including but not limited to any judgment, award, settlement, reasonable attorney's fees, or other costs or expenses suffered or sustained by any or all of the above indemnified parties, as a result of any third-party claim or cause of action out of the performance by the party.

SECTION 11 - TRADE NAMES: AAA and CUSTOMER recognize the proprietary interest that each party has in their respective corporate and trade names and represent and warrant that neither party will use the other's corporate identity or any trade mark or service mark of the other or any healthcare provider, including any private label name used by AAA or CUSTOMER, without having received prior consent to do so.

SECTION 12 - BINDING EFFECT: This Agreement shall be binding upon and for the benefit of the parties and their respective successors, heirs, assigns, and representatives.

SECTION 13 – WAIVER: - The failure of a party to promptly enforce a right hereunder shall not constitute a waiver of such rights and the waiver of a right by a party upon the breach of this Agreement by another party shall not constitute a waiver with respect to subsequent breaches.

SECTION 14 - GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of North Carlina.

SECTION 15 - SAVINGS CLAUSE: Should any provision (or apart thereof) of this Agreement be held to be invalid and/or unenforceable, the remaining provisions of this Agreement shall remain in force.

SECTION 16 - NOTICES: Any notice required under this Agreement shall be sent by registered or certified mail, return receipt requested, to the principal place of business of the party to whom such notice is being provided.

SECTION 17 – ASSIGNMENT OF AGREEMENT: In the event this Agreement is assigned by either Party, the other Party retains the right to review the impact of such assignment on the Assigning Parties ability to continue to perform the services agreed to within this Agreement prior to the continuation of new marketing activities subsequent to the assignment. All other provisions of this agreement relating to Members enrolled prior to the assignment shall remain in force.

SECTION 18 – ARBITRATION: Any disputes or disagreements arising out of c relating to this Agreement, which cannot be settled by the parties on a mutually satisfactory basis, shall be sh ill be submitted and settled by binding arbitration in the State of North Carolina, in accordance with the rule s and procedures of the American Arbitration Association. The parties agree that the arbitration shall be inste id of any civil litigation and that the arbitrator's decision and ruling shall be final and binding. Each party will be r one-half (1/2) of the cost of the arbitration filing and hearing fees and one-half (1/2) of the cost of the arbitra :or.

SECTION 19 – ENTIRE AGREEMENT: This Agreement along with any Confid entiality Agreement previously entered into by and between AAA and CUSTOMER, shall constitute the ent re Agreement by and between AAA and CUSTOMER, and no other prior or contemporaneous promises, o bligations, statements or understandings between the parties, whether written or oral, shall be valid c binding. No alteration or modification of this Agreement shall be binding unless in writing and signed by both Parties. A facsimile signature is legally sufficient for purposes of the execution of this Agreemer t.

IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized representatives and made it effective as of the Effective Date first mentioned above.

American Advantage Association	National Health Partners
By: [signature]	By: [signature] Alex Soufflas CFO NHP
Date: 5/16/07	Date: 5/15/07

EXHIBIT A (page 1 of 2)

AAA MEDICAL SERVICES PLAN PROFILE

This EXHIBIT A is attached to and made a part of a certain Service Agreement ef active between the American Advantage Association (AAA) and National Health Partners (CUSTOMER) dated /lay 16th, 2007.

AAA will provide the Membership programs outlined below to CUSTOMER in e; change for the Membership Fees outlined within this Plan Profile Exhibit A.

The Membership Benefits and Services listed herein shall be included in CUST)MER's Silver, Gold and Platinum discount health programs and provided to all members of these programs resp ctively.

Discounts on Hotels and Rental Cars

Discounts on Automobile Parts and Service

Discounts on Entertainment

Discounts on Flowers

Discounted Online Shopping Service

Maintanance of the following website and passwords for CUSTOMER's Memb rs to access the benefits listed above:
www.americanadvantageassociation.com
Username is: **Benefits**
Password is: **BB001**

Access to the following Insurance Benefits which are further outlined in the Cer ificates of Insurance provided to CUSTOMER by AAA and to be included in Membership fulfillment materials.

Insurance Benefits	Silver Plan	Gold Plans	Platinum Plan
Accidental Death & Dismemberment	$10,000	$25,000	$50,000
Accident Medical Expense Reimbursement	$1,000 ($100 deductible)	$2,500 ($100 deductibl)	$2,500 ($100 deductible)
Hospital Daily Benefit	$250 per day (Max of 180 days)	$500 per day (Max of 180 day ;)	$1,000 per day (Max of 180 days)
ICU Daily Benefit	$250 per day (Max of 14 days)	$500 per day (Max of 14 day)	$1,000 per day (Max of 14 days)
Doctor Visit Benefit	Individual: 3 per yr @ $50 Family: 5 per yr @ $50	Individual: 4 per yr @ $50 Family: 6 per yr @ $50	Individual: 4 per yr @ $75 Family: 8 per yr @ $75
Surgical Benefit (Schedule Units)	$25 (multiplied by factor in schedule within certificate)	$25 (multiplied by fact r in schedule within certi icate)	$40 (multiplied by factor in schedule within certificate)
Emergency Room Benefit	$50 (max of 3 per person per yr)	$75 (max of 3 per person per yr)	$100 (max of 3 per person per yr)
Ambulance Benefit	$100 (max of 3 per person per yr)	$100 (max of 3 per person per yr)	$100 (max of 3 per person per yr)
Accident Disability Benefit	N/A	$400 per mont 90 day waiting pe iod	$400 per month 90 day waiting period

EXHIBIT A (page 2 of 2)

AAA MEDICAL SERVICES PLAN PROFILE

Group Insurance Coverage:
The insurance benefits are provided by a licensed insurance company under a group master policy issued to the American Advantage Association. CUSTOMER agrees to enroll its Silver, Gold and Platinum Members in the American Advantage Association to qualify for these coverages. The Membership Fees outlined in this Exhibit A are subject to the underwriting insurance companies continued provision of these insurance benefits to AAA. The insurance Company will not cancel the Master Policy without providing AAA with at least Ninety (90) days advance written notice. AAA agrees to subsequently notify CUSTOMER of any such notice at their earliest possible convenience. The underwriting insurance company reserves the right to modify the rates charged under a Group Plan if warranted by claims experience or other policy related expenses to justify such a change. The underwriting insurance company will provide AAA with 90 days advance written notice of any rate changes. AAA agrees to subsequently notify CUSTOMER of any such notice at their earliest possible convenience. Any rate changes required by the underwriting insurance company will directly impact the Membership Fees outlined in this Exhibit A.

Membership Fees:
CUSTOMER agrees to pay AAA the Monthly Membership Fees outlined below for each actively enolled member in their Silver Gold or Platinum Plans. CUSTOMER shall provide AAA with a detailed eligibility reporting of all newly enrolled Members, cancelled Members, and renewed Members in a mutually agreed upon electronic format on a monthly basis or at a frequency agreed to by the Parties. On the first of each month, AAA will invoice CUSTOMER for the Monthly Membership Fees due for all Members who were active as of the last day in the previous month. In the event CUSTOMER fails to provide AAA with updated eligibility reporting by the 10th of any month for membership as of the last day of the previous month, CUSTOMER and AAA agree that no changes have occurred since the previous month end and AAA will invoice CUSTOMER for the same amounts as invoiced the previous month end and CUSTOMER agrees to pay such invoice. Invoices shall be considered due upon receipt and shall be paid no later than 10 days after the receipt of such invoice. Disputes on paid invoices must be brought to the other party's attention within 45 days of AAA receiving payment from CUSTOMER or fees will be deemed agreed upon by the parties as paid.

Per Member Per Month Membership Fees	Individual Monthly Membership Fee	Family Monthly Membership Fee
Silver Plan	$35.29	$88.26
Gold Plan	$51.74	$126.01
Platinum Plan	$90.43	$224.63

IN WITNESS WHEREOF, the parties have executed this Exhibit A by their authorized representatives and made it effective as of the Date listed below.

American Advantage Association:	**National Health Partners:**
By: [signature]	By: [signature] Alex Lotzky CFO, EVP
Date: 5/16/07	Date: 5/15/07